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                     March 22, 2023

       Pamela Johnson
       Chief Financial Officer
       OppFi Inc.
       130 E. Randolph Street
       Suite 3400
       Chicago, IL 60601

                                                        Re: OppFi Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-39550

       Dear Pamela Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance